UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2005

PLANAR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-23018	93-0835396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 9, 2004, the Company appointed Scott Hildebrandt as Vice President and Chief Financial Officer of the Company effective January 3, 2005. The Company and Mr Hildebrandt have entered into a Change in Control Agreement dated and effective as of January 3, 2005. The Agreement is for a term ending September 26, 2006, provided that on that date and each anniversary thereafter, the term of the Agreement will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of the Agreement will not be so extended. If a “Change in Control” (as defined in the Agreement and described below) occurs during the term of the Agreement, the Agreement will continue in effect until two years after the Change in Control.

If Mr. Hildebrandt’s employment with the Company is terminated within two years after a Change in Control either by the Company without “Cause” (as defined in the Agreement and described below) or by Mr. Hildebrandt for “Good Reason” (as defined in the Agreement and described below), Mr. Hildebrandt will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to eighteen month’s base salary and (ii) an amount equal to 1.5 times the target bonus for the year of termination or Change in Control. In addition, Mr. Hildebrandt would be entitled to the continuation of health and insurance benefits for certain periods, and all outstanding unvested stock options granted after the date of the Agreement that would vest during the eighteen month period after the date of termination would immediately become fully vested.

If Mr. Hildebrandt’s employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of his disability or death, Mr. Hildebrandt will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreement, a “Change in Control” includes (i) any merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation, (ii) the acquisition by any person or entity, or group of associated persons or entities, of 25% or more of the Company’s total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors such that the directors in office as of the effective date of the Agreement, and/or their successors who were elected by or on the recommendation of the directors in office as of the effective date of the Agreement, do not constitute at least a majority of the Board of Directors. For purposes of the Agreement, “Cause” means (i) fraud or misrepresentation, (ii) theft or embezzlement of Company assets, (iii) intentional violations of law involving moral turpitude, (iv) continued failure to satisfactorily perform reasonably assigned duties for a period of 30 days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that such duties have not been satisfactorily performed (provided, however, that no such termination for Cause will be effective until after Mr. Hildebrandt, together with his counsel, has had an opportunity to be heard before the Board of Directors), and (v) any material breach of the Agreement which, if curable, has not been cured within 30 days after written notice to Mr. Hildebrandt of such breach. For purposes of the Agreement, “Good Reason” includes (i) a change in Mr. Hildebrandt’s responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal from or failure to re-elect to any of such positions, which has the effect of materially diminishing Mr. Hildebrandt’s responsibility or authority, (ii) a reduction in Mr. Hildebrandt’s base salary as in effect immediately prior to the Change in Control or any failure to pay compensation or benefits otherwise due to Mr. Hildebrandt, (iii) a requirement that Mr. Hildebrandt be based anywhere other than within 25 miles of his job location before the Change in Control, (iv) the Company’s failure to continue in effect any material compensation or employee benefit plan, program or arrangement in effect before the Change in Control, or any act or omission that would adversely affect Mr. Hildebrandt’s continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company’s obligations under the Agreement, and (vi) any material breach of the Agreement by the Company which is not remedied for a period of 30 days following written notice by Mr. Hildebrandt to the Company.

The Company also entered into a Nonqualified Stock Option Agreement with Mr. Hildebrandt, dated and effective as of January 3, 2005 (the “Option Agreement”). Pursuant to the Option Agreement, Mr. Hildebrandt was granted an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $11.23 per share (the “Option”). The term of the Option is ten years. The Option will vest and become fully exercisable on January 3, 2007 if, for the two year period from September 25, 2004 through September 29, 2006, the cumulative average percentage change in the daily closing price of the Company’s common stock exceeds the cumulative average percentage change in the daily closing price of the Nasdaq Composite Index. If the Option does not vest on January 3, 2007 as described in the foregoing sentence, options to purchase 12,500 shares will vest on each of the following dates: 30 months after the grant date, 36 months after the grant date, 42 months after the grant date, and 48 months after the grant date. If Mr. Hildebrandt’s employment is terminated, he may exercise that portion of the Option that was vested at the time of termination at any time during the 12 month period following termination of employment, unless the Option terminates by its terms at an earlier date. If Mr. Hildebrandt dies while having a relationship with the Company or within the 12 month period following cessation of such relationship, the Option may be exercised within one year after the date of death by the personal representative of the estate or other designee, unless the Option terminates by its terms at an earlier date. The Option was granted without shareholder approval as an inducement grant in accordance with Nasdaq Marketplace Rule 4350.

The Company also entered into a Restricted Stock Award Agreement with Mr. Hildebrandt dated and effective as of January 3, 2005 (the “Restricted Stock Agreement”). Pursuant to the Restricted Stock Agreement, Mr. Hildebrandt was awarded 15,000 shares of the Company’s common stock (the “Shares”). The Shares will vest on January 3, 2007 if, for the two year period from September 25, 2004 through September 29, 2006, the cumulative average percentage change in the daily closing price of the Company’s common stock exceeds the cumulative average percentage change in the daily closing price of the Nasdaq Composite Index. If the Shares do not vest on January 3, 2007 as described in the foregoing sentence, twenty-five percent (25%) of the Shares will vest on each of the following dates: 30 months after the grant date, 36 months after the grant date, 42 months after the grant date, and 48 months after the grant date. The award of restricted stock will terminate upon the termination of Mr. Hildebrandt’s employment for any reason, including death or disability, and all of the Shares that are not vested on that date will be forfeited. This restricted stock award was granted without shareholder approval as an inducement grant in accordance with Nasdaq Marketplace Rule 4350.

The above descriptions of the material terms of the Change in Control Agreement, the Option Agreement and the Restricted Stock Agreement are qualified in their entirety by the full text of the respective agreements, which are attached hereto as exhibits.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	Change in Control Agreement between Planar Systems, Inc. and Scott Hildebrandt dated January 3, 2005.

99.2	Restricted Stock Award Agreement between Planar Systems, Inc. and Scott Hildebrandt dated as of January 3, 2005

99.3	Nonqualified Stock Option Agreement between Planar Systems, Inc. and Scott Hildebrandt dated as of January 3, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on January 6, 2005.

PLANAR SYSTEMS, INC.
(Registrant)

By	/s/ Scott Hildebrandt
Scott Hildebrandt
Vice President and
Chief Financial Officer